Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Summit Hotel Properties, Inc.
We consent to the incorporation by reference in the Registration Statement (Form S-8 expected to be filed on February 9, 2011) pertaining to the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan of our report dated March 31, 2010 (dated September 21, 2010 with respect to Note 21) related to the consolidated balance sheets of Summit Hotel Properties, LLC as of December 31, 2009 and 2008 and the consolidated statements of operations, changes in members’ equity and cash flows for each of the years in the two year period ended December 31, 2009 and our report dated March 31, 2010 related to the internal control over financial reporting as of December 31, 2009 of Summit Hotel Properties, LLC, all included in the Registration Statement on Form S-11 (No. 333-168686), as amended, and the related Prospectus dated February 8, 2011 of Summit Hotel Properties, Inc. for the registration of its common stock, filed with the Securities and Exchange Commission.

/s/ Eide Bailly LLP
Greenwood Village, Colorado
February 8, 2011